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FORM 4                                        U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------
------                                                 WASHINGTON, DC 20549                                   0MB APPROVAL
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                                                                                                             OMB Number: 3235-0287
                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Expires: September 30, 1998
                                                                                                       Estimated average burden
[ ] CHECK BOX IF NO                                                                                    hours per response..... 0.5
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, ---------------------------
    SECTION 16. FORM 4            Section 17(a) of the Public Utility Holding Company Act of 1935
    OR FORM 5 OBLIGATIONS            or Section 30(f) of the Investment Company Act of 1940
    MAY CONTINUE. SEE
    INSTRUCTION 1(b).

(Print or type responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person to
                                                                                                 Issuer (Check all applicable)
                                                  Precision Optics Corporation, Inc (POCI)       [X]  Director   [ ]  10% Owner
   Pitlor          Joel                                                                          [ ]  Officer    [ ]  Other (Specify
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  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for            (give title      below)
                                                  Number of Reporting        Month/Year               below)
                                                  Person, if an Entity
19 Chalk Street                                   (Voluntary)                9/98
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                 (Street)                                                 5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check applicable line)
                                                                             (Month/Year)        [X] Form filed by one Reporting
                                                                                                     Person
                                                                                                 [ ] Form filed by more than one
                                                                                                     Reporting Person
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Cambridge           MA              02139
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  (City)           (State)           (Zip)      TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security       2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                 action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                               Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                           (Instr. 8)                                End of Month        Direct         Benefi-
                              (Month/   ---------------------------------------      (Instr. 3 and 4)    (D) or         cial
                               Day/     Code    V       Amount   (A) or   Price                          Indirect       Owner-
                               Year)                             (D)                                     (I)            ship
                                                                                                         (Instr. 4)     (Instr. 4)
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Common Stock                  9/10/98   P                500      A       $1.00                             D
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Common Stock                  9/11/98   P             10,600      A       $1.00                             D
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Common Stock                  9/14/98   P              2,500      A       $1.00                             D
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Common Stock                  9/15/98   P                200      A       $1.00                             D
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Common Stock                  9/15/98   P              2,400      A       $1.00                             D
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Common Stock                  9/18/98   P                200      A       $1.00                             D
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Common Stock                  9/21/98   P                500      A       $1.00        109,517              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                    SEC 1474(7-96)


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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
 9. Number of           10. Ownership               11. Nature of
    Derivative              Form of                     Indirect
    Securities              Derivative                  Beneficial
    Beneficially            Security:                   Ownership
    Owned at End            Direct (D)                  (Instr. 4)
    of Month                or Indirect (I)
    (Instr. 4)              (Instr. 4)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal                        /s/ Joel Pitlor                  10/7/98
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            -------------------------------  -------
                                                                                            Joel Pitlor
                                                                                            **Signature of Reporting Person    Date

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                     Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                             SEC 1474 (7-96)

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